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                                                                    Exhibit 12.1

WASTE SYSTEMS INTERNATIONAL, INC
STATEMENT RE COMPUTATION OF RATIOS
(DOLLARS IN THOUSANDS)

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

                                                    Three months ended      For the year ended
                                                         March 31,               December 31,
                                                 ----------------------  ---------------------------
                                                   1999       1998       1998       1997       1996

Historical ratio of earnings to fixed charges

Loss from continuing operations before taxes
   per consolidated statement of operations     $(8,473)   $(1,107)   $(6,206)   $(5,449)   $(11,652)

Add:
Portion of rents representative of the
    interest factor                                  67         23         90         70          70
Interest on indebtedness including the
    amortization of debt expense (1)              2,006        434      4,074      1,355       1,182

Loss before fixed charges, as adjusted          $(6,400)    $ (650)   $(2,042)   $(4,024)   $(10,400)
                                                 -------    -------    -------    -------   ---------

Fixed charges
Interest on indebtedness including the
    amortization of debt expense (1)            $ 2,006     $  434    $ 4,074    $ 1,355     $ 1,182

Rents                                               201         69        270        210         210
Portion of rents representative of the
    interest factor (2)                              67         23         90         70          70

Fixed charges (1) + (2)                           2,073        457      4,164      1,425       1,252

Ratio of loss to fixed charges                    (3.09)     (1.42)     (0.49)     (2.82)      (8.31)
                                                 -------    -------    -------    -------   ---------
                                                 -------    -------    -------    -------   ---------
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